Exhibit 99.1
Field Sales Advisory
Sales Messaging Related to Brocade Acquisition

Company Confidential – Internal Use Only	Page 1	July 2008
No statements made by Foundry Networks, Inc. (“Foundry”) in this marketing advisory, or information contained herein, may be deemed to constitute either an am endment of an existing agreement or an implied new commitment, promise or legal obligation by foundry to develop or deliver any specific product, feature or functionality.

In connection with the proposed transaction, Brocade and Foundry will be filing documents with the SEC, including the filing by Foundry of a proxy statement/prospectus and by Brocade of a registration statement on Form S-4 that includes the proxy statement/prospectus. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy/prospectus when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at www.brcd.com or Foundry’s website at www.foundrynet.com/company/ir/ or the SEC’s website at www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.
This presentation may include forward-looking statements regarding Foundry’s business outlook. These forward-looking statements are only predictions and involve risks and uncertainties such that actual results may vary significantly. These and other risks are set forth in more detail in Foundry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. These forward-looking statements reflect beliefs, estimates and predictions as of today, and Foundry expressly assumes no obligation to update any such forward-looking statements.

Company Confidential – Internal Use Only	Page 2	July 2008
No statements made by Foundry Networks, Inc. (“Foundry”) in this marketing advisory, or information contained herein, may be deemed to constitute either an am endment of an existing agreement or an implied new commitment, promise or legal obligation by foundry to develop or deliver any specific product, feature or functionality.

Summary:
On July 21st, Brocade announced a definitive agreement to purchase Foundry Networks. The acquisition will position Brocade as a leading provider of enterprise and service provider networking solutions, with innovative technology and product leadership from the Internet to the heart of data centers.
The acquisition will bring together two financially strong companies in complementary technology sectors and allow the combined entity to better address today’s customer needs, as well as the evolution toward converged networks. Brocade also believes that the combined company will be well-positioned to create unique synergies, and to leverage the respective technologies, customer segments, and distribution channels of the two companies to accelerate growth and innovation in key markets.
This combination is about establishing a unique leadership position and accelerating growth, with the ability to address larger markets today, and the positioning and capabilities to proactively capitalize on new, evolving market opportunities.
Upon the completion of the acquisition, Brocade will be in a unique and compelling market position – with the ability to provide customers with industry-leading networks on both sides of the server, from local area networks (LANs) to storage area networks (SANs), and from the Internet to heart of the Data Center. In other words, this strategic combination allows us to address the evolution of these networks with the highest performance and highest reliability products in the market today, with the most advanced technology for the future.
To help you in your discussion with customers and partners, we’ve provided three key messages:
1. Why Did This Happen?
2. Why Brocade?
3. What does this mean to you, our customer?

Company Confidential – Internal Use Only	Page 3	July 2008
No statements made by Foundry Networks, Inc. (“Foundry”) in this marketing advisory, or information contained herein, may be deemed to constitute either an am endment of an existing agreement or an implied new commitment, promise or legal obligation by foundry to develop or deliver any specific product, feature or functionality.

Why?
Our customers have been asking us to participate in more areas and to expand our product and services portfolio. The combination of Foundry & Brocade provides us with the ability to provide complete networking solutions for our customers across the globe. Many customers are looking for a strong alternative choice in networking and the consolidation of our two companies provides a compelling value proposition. We feel that we have a unique opportunity to leverage our massive installed base, leverage strong OEM relationships and our current place and trends in the network that no one else can.
Why Did Brocade Acquire Foundry?
Brocade made a conscious choice that if they are going to participate in the Ethernet space it has to be at the same quality level that we are delivering to their customers today. Much like Brocade, Foundry is very focused on delivering high quality products to the most discerning customers across all industries.
Foundry has industry leading technology, a strong balance sheet, with approximately $1B in cash and no debt, and over 15,000 customers that rank Foundry customer service as best in class. The roadmaps of Brocade and Foundry complement each other and the acquisition will be immediately incremental to the overall business.
What does this mean to you, our customer?
Clearly we have an opportunity to become a more prevalent provider of technology to your organization and give you real choices to meet the needs of your growing networking challenges and requirements. The performance and capacity requirements of your network are continuing to expand well beyond the legacy architectures that have been adopted for years. Going forward, we are well positioned to assist you in architecting the next generation of network topologies. Upon the completion of this acquisition, the combination of our two organizations means the following:
•	Gives you, our customer, a viable alternative.

•	Great timing as the legacy Ethernet world is dynamic (more traffic, convergence, new technologies, more performance and reliability) and requires more performance, etc. Our ability to deliver highly scalable, high-performance, and ultra-highly reliable networks is more relevant in world than ever before.

Company Confidential – Internal Use Only	Page 4	July 2008
No statements made by Foundry Networks, Inc. (“Foundry”) in this marketing advisory, or information contained herein, may be deemed to constitute either an am endment of an existing agreement or an implied new commitment, promise or legal obligation by foundry to develop or deliver any specific product, feature or functionality.